Exhibit 99.1

COGNOS INCORPORATED
MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CANADIAN
SUPPLEMENT
(in United States dollars, unless otherwise indicated, and in accordance with CDN
GAAP)

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations-Canadian Supplement (“Canadian Supplement”) should be read in conjunction with our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) included in Item 2 of this quarterly report. The Canadian Supplement should also be read in conjunction with the unaudited Consolidated Financial Statements and Notes prepared in accordance with U.S. GAAP (included in Item 1), the unaudited Consolidated Financial Statements and Notes prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) (included as exhibit 99) and the audited Consolidated Financial Statements and Notes included in our Annual Information Form for the fiscal year ended February 28, 2002.

The following contains forward-looking statements and should be read in conjunction with the factors set forth in the “Certain Factors That May Affect Future Results” section of the MD&A in Item 2 of this quarterly report. All dollar amounts in this Canadian Supplement are in thousands of United States dollars unless otherwise stated. The Canadian Supplement has been prepared by management to provide an analysis of the material differences between Canadian GAAP and U.S. GAAP on our financial condition and results of operations.

RESULTS OF OPERATIONS

	Three months ended August 31,		Six months ended August 31,

	2002	2001	2002	2001

Income (loss) before taxes – US GAAP	$20,204	$10,078	$34,779	$(5,671)
Income (loss) before taxes – Canadian GAAP	$19,966	$ 9,447	$34,043	$(6,951)

Income tax provision (benefit) – US GAAP	$6,465	$2,974	$11,129	$(1,673)
Income tax provision (benefit) – Canadian GAAP	$7,195	$3,561	$12,518	$ (516)

Net income (loss) per share diluted – US GAAP	$0.15	$0.08	$0.26	$(0.05)
Net income (loss) per share diluted – Canadian GAAP	$0.14	$0.07	$0.24	$(0.07)

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Exhibit 99.1

COGNOS INCORPORATED

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CANADIAN
SUPPLEMENT
(in United States dollars, unless otherwise indicated, and in accordance with CDN
GAAP)

Acquired in-process technology
Canadian GAAP requires capitalization of the value assigned to acquired in-process technology and amortization of this value over its estimated useful life. Under US GAAP, this value is written off immediately. The impact of this difference was to decrease income before taxes by $1.6 million for the three months ended August 31, 2002 and to decrease income before taxes by $1.9 million for the three months ended August 31, 2001, compared to US GAAP. For the six-month period ended August 31, 2002 the impact of this difference was to decrease income before taxes by $3.4 million as compared to increase loss before taxes of $3.8 million for the six months ended August 31, 2001.

Investment tax credits
Canadian GAAP requires that investment tax credits be deducted from operating expense. Under US GAAP, these amounts are to be deducted from the income tax provision. The impact of this difference was to increase income before taxes and the income tax provision by $1.3 million for the three months ended August 31, 2002, and August 31, 2001, compared to US GAAP. For the six-month period ended August 31, 2002 the impact of this difference was to increase income before taxes and the income tax provision by $2.7 million as compared to an decrease in loss before taxes and the income tax benefit of $2.6 million for the six months ended August 31, 2001.

Deferred income taxes related to acquired in-process technology
The above noted difference related to the capitalization of in-process technology created an additional deferred income tax liability on the Canadian GAAP balance sheet as the capitalization of the in-process technology created a temporary difference. The amortization of this balance decreased the Canadian GAAP income tax provision by $0.6 million and $0.7 million for the quarters ended August 31, 2002 and August  31, 2001, respectively. For the six-month period ended August 31, 2002 the amortization of this balance decreased the Canadian GAAP income tax provision by $1.3 million as compared to an increase in the income tax benefit of $1.4 million for the six months ended August 31, 2001.

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